UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2022

STOCK YARDS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation or organization)	1-13661 (Commission File Number)	61-1137529 (I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	SYBT	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On March 7, 2022, Stock Yards Bancorp, Inc. (the “Company”, “Stock Yards”, “we” or “our”) completed its acquisition of Commonwealth Bancshares, Inc. (“Commonwealth”). In connection with the acquisition, the Company entered into an Investor Agreement (the “Investor Agreement”) with the principal shareholders of Commonwealth, Darrell R. Wells, Margaret C. Wells and the Darrell R. Wells Trust, which, among other matters, gives the principal shareholders the right to designate a qualified individual to serve on the Stock Yards Board of Directors, with the agreement of Stock Yards. We refer to this individual as the “mutually acceptable director”. Subject to the annual review and nomination process applicable to all members of our Board of Directors, beginning with the 2023 Annual Meeting of Shareholders we will include the mutually acceptable director on the slate of nominees to be elected to the Board of Directors.

Laura L. Wells, a former director of Commonwealth, is the initial mutually acceptable director. The Company’s board of directors has formally elected Ms. Wells to the boards of directors of the Company and its wholly-owned banking subsidiary, Stock Yards Bank & Trust Company (the “Bank”), effective May 17, 2022.

Ms. Wells, 47, has served as a freelance reporter covering the Near and Middle East for various U.S. and international media outlets since September 2009. She previously worked in institutional research and sales for Merrill Lynch & Co. Additionally, Ms. Wells was the co-founder and CEO of the Turkish office of an international online startup company from December 2010 to February 2012. She was first elected to the Commonwealth board of directors in 2016. She will serve as a member of the Risk Committee of the Company’s board of directors and the Trust Committee of the Bank’s board of directors.

As a member of the Board, Ms. Wells will be entitled to receive compensation from the Company in accordance with its standard director compensation program. The compensation received by the Company’s directors for 2021 is described in the Company’s definitive proxy statement relating to its 2022 annual meeting of shareholders, which was filed with the Securities and Exchange Commission on March 16, 2022. As a new director, Ms. Wells was granted the customary Stock Appreciation Right for 1,000 shares of the Company’s common stock. This grant has a ten-year term, will vest at the rate of 20% per year and has a strike price of $53.29, the closing market price of the Company's common stock on May 17, 2022. She may receive additional stock options and/or grants in the future as approved by the Board of Directors. As with the Company's other directors, Ms. Wells will execute an indemnification agreement among herself, the Bank and the Company.

Except as set forth in the Investor Agreement, there are no understandings or arrangements with any person regarding Ms. Wells’ election to the Board, and there are no family relationships between her and any executive officer or other director of the Company.

Prior to its acquisition by Stock Yards, Commonwealth’s wholly-owned banking subsidiary, Commonwealth Bank & Trust Company, leased approximately 15,976 square feet of office space from Summit I Partners, Ltd., a real estate entity of which Ms. Wells’ father, Darrell R. Wells, is the majority owner. The Bank assumed the obligations of Commonwealth Bank under the lease with Summit I Partners following the acquisition. The aggregate amount of all lease payments due under the lease on and after January 1, 2021 until the lease expiration date of April 30, 2025, is $1,720,000.

The Bank has had and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of the Company and the Bank, their associates and corporations with which they are connected. Any lending transactions with Ms. Wells in the future will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank or the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2022	STOCK YARDS BANCORP, INC.

	By:	/s/ T. Clay Stinnett
T. Clay Stinnett, Executive Vice
President, Treasurer and Chief
Financial Officer